Exhibit 10.10

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the 1st day of July, 2025.

BETWEEN:

ENLIGHTEN COMMERCE INC, a company duly incorporaied under the laws of Wyoming and having an principal office located at 1309 Coffeen Avenue STE 12093, Sheridan, Wyoming 82801. A wholly ow11ed subsidiary of Direct Communication Solutions Inc.

(Hereinafter called the “Borrower”)

OF THE FIRST PART

AND:

INDICATOR GLOBAL CAPITAL lNC., a company duly incorporated under the laws of British Columbia and having an address at #622 - 602 West Hasting Street, Vancouver, BC, Canada V6B I P2

(Hereinafter called the “Lender”)

OF THE SECOND PART

WHEREAS:

A. The Borrower wishes to borrow money from the Lender:

B. The Lender is prepared to make a loan to the Borrower on the terms and conditions hereinafter set out

C. Upon signing of this agreement, the Borrower and Lender acknowledge and agree the money has been borrowed.

NOW THEREFORE THIS AGREEMENT WITNESSETH:

1. The Borrower agrees to borrow from the Lender and the Lender agrees to lend the Borrower up to $500,000 (Five Hundred Thousand Dollars) of lawful money of the United States of America (the “Loan’’).

2. The Lender shall be entitled to assign the benefit of this Agreement with consent of the Borrower,

3.  The Loan is interest bearing of a fixed amount of USD$30.000 (Thirty Thousand Dollars), paid annually in-advance.

4. The total outstanding Principal Amount shall be due and payable on demand.

5, The Principal Amount may be repaid in whole or in part.

6. The Borrower fails to make payment on this Agreement when due or otherwise defaults in any other obligations imposed by this Agreement, the Lender, at its option, may immediately declare due and payable all amounts then owing on this Agreement and the Borrower covenants to pay both before and after judgment until paid in full. The covenants to the Principal Amount shall not merge on the lack of a judgment or judgments with respect to any of the obligations herein stipulated for. The Borrower shall pay all costs and expenses incurred by the Lender in connection with any failure to pay or other default of the Borrower, including but not limited to attorney’s fees and expenses, collection costs, court costs and costs on appeal whether incurred before or after judgment.

7. This Loan is provided by the Lender specifically for the Borrower to purchase inventory. Any other usage of this Loan requires the Borrower to obtain consent from the Lender.

8. William F. Espley, whom is the CEO of Enlighten Commerce Inc, and the Chairman of Board of Direct Communication Solutions Inc, (the parent company of Enlighten Commerce Inc), is hereby personally guarantee the principle and interest of this loan agreement.

9. This Loan Agreement shall be governed by and construed in accordance with the laws of the Canada.

I0. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement, both as of the day and year first above written.

ACKNOWLEDGED AND AGREED to this 1st day of July, 2025.

ENLIGHTEN COMMERCE INC

By:	/s/William F. Espely
Name:	William F. Espely, CEO

Guaranteed

By:	/S/ William F. Espely
Name:	William F. Espely

INDICATOR GLOBAL CAPITAL INC

By:	/S/ LAN YAO
Name:	LAN YAO, Director